EXHIBIT 10.6

DESCRIPTION OF NON-EMPLOYEE DIRECTOR COMPENSATION

ARRANGEMENT

The Board of Directors of the Company at a meeting held on July 31, 2008 adopted the following revised arrangement for the compensation to be paid to Directors of the Company who are not serving as employees of the Company (“Non-Employee Directors”). Currently, all of the members of the Board of Directors are Non-Employee Directors except David Levin and Seymour Holtzman.

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Non-Employee Directors re-elected at the 2008 annual meeting of stockholders were granted options to acquire 25,000 shares of Company common stock vesting in increments of one-third on the date of grant, one-third on the first anniversary of the date of grant and one-third on the second anniversary of the date of grant. These options had an exercise price of $4.06 per share, the closing price of the Company’s common stock on the date of grant. In addition, each Non-Employee Director was paid an amount equal to $49,000.00. The total value of the options granted (based on a Black-Scholes valuation) and the cash payment received for each Non-Employee Director equaled the total value of the options granted (based on a Black-Scholes valuation) to each Non-Employee Director upon their re-election in 2007.

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Effective January 1, 2009, annually upon their re-election to the Board of Directors, each Non-Employee Director shall be paid $82,250. Previously, Non-Employee Directors received options to acquire 25,000 shares of Company common stock upon their re-election.

•	The Chairperson of the Audit Committee shall be paid an annual fee equal to $10,000 upon his/her selection to serve as such. This continues the Company’s prior practice.

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Effective January 1, 2009, the respective Chairperson of the Nominating and Corporate Governance Committee and the Compensation Committee shall each be paid an annual fee equal to $5,000 upon his/her selection to serve as such. Previously, these chairpersons did not receive a fee for such services.

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Effective January 1, 2009, each Non-Employee Director shall be paid a fee of $1,500 per meeting for his/her attendance at in-person meetings of the Board of Directors and committees and $750 per meeting for his/her attendance at telephonic meetings of the Board of Directors and committees. Previously, Non-Employee Directors were paid $4,000 for their attendance at in-person Board meetings and $3,000 per meeting for their attendance at in-person committee meetings and $500 per meeting for their attendance at telephonic meetings.

•	Effective January 1, 2009, each Non-Employee Director shall be paid an annual retainer equal to $20,000. Previously, Non-Employee Directors did not receive an annual retainer.

The Non-Employee Directors will have the right to elect payments of the values set forth above in any combination of cash, Company restricted stock or Company stock options assuming there is an adequate number of shares of restricted stock or stock options available under the Company’s 2006 Incentive Compensation Plan. In the event that the Company does not have a sufficient number of shares or options remaining under the 2006 Incentive Compensation Plan, the payments will be made in cash to the extent of such insufficiency. The elections by the Non-Employee Directors must be made in writing and submitted to the General Counsel of the Company no later than December 1st of the year preceding the year for which the election is to be effective. All elections, once submitted, are irrevocable for that year. In the event a timely election is not made, the payments will be made in cash for that year. For the purposes of determining the relative values of restricted stock and options, each share of Company restricted stock shall be assigned a value equal to the closing price of a share of the Company’s common stock as reported by the NASDAQ Stock Market, Inc. on the effective grant date and each option to acquire a share of Company common stock shall be assigned a value equal to the Black-Scholes value of an option to acquire a share of Company common stock on the effective grant date with an exercise price equal to the closing price of a share of the Company’s common stock as reported by the NASDAQ Stock Market, Inc. on such grant date. Any options issued pursuant to the foregoing shall be exercisable for 10 years after the date of grant and shall vest in increments of one-third on the date of grant, one-third on the first anniversary of the date of grant and one-third on the second anniversary of the date of grant. Any shares of restricted stock issued pursuant to the foregoing shall have terms providing that the restrictions thereon lapse in increments of one-third on the date of issuance, one-third on the first anniversary of the date of issuance and one-third on the second anniversary of the date of issuance.

It is anticipated that the Non-Employee Director compensation arrangement described above will be memorialized in a formal written plan that will be subject to approval of the Board.